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                                                               EXHIBIT (a)(1)(C)

                       CORRECTIONS CORPORATION OF AMERICA

                           OFFER TO PURCHASE FOR CASH
       UP TO 4,204,947 SHARES OF THE 4,672,163 OUTSTANDING SHARES OF ITS
                SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                    (CUSIP NOS. 22025Y 30 8 AND 74264N 30 3)
                    AT A PURCHASE PRICE OF $26.00 PER SHARE



THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 29, 2003, UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). REGISTERED HOLDERS OF SHARES OF THE SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK ("HOLDERS") MUST TENDER THEIR SHARES (AS DEFINED BELOW) ON OR PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE TO RECEIVE THE TENDER OFFER CONSIDERATION (AS DEFINED BELOW).

                                                                   April 2, 2003

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase, dated April 2, 2003 (the "Offer to Purchase"), and a Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer"), relating to the offer by Corrections Corporation of America, a Maryland corporation (the "Company"), to purchase for cash with net proceeds from the Common Stock Offering and the Notes Offering, together if necessary with other available funds, up to 4,204,947 Shares, representing 90% of the outstanding Shares as of April 1, 2003, of its Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Shares"). Capitalized terms used but not defined herein shall have the meanings given to them in the Offer to Purchase.

     The total consideration for Shares tendered pursuant to the Offer shall be an amount, paid in cash, equal to $26.00 per Share, net to the Holder in cash, without interest (the "Tender Offer Consideration"). Holders that validly tender their Shares prior to 12:00 midnight, New York City time, on the Expiration Date and do not withdraw their Shares before 12:00 midnight, New York City time, on the Expiration Date, will receive the Tender Offer Consideration, subject to the terms and conditions set forth in the Offer.

     The materials relating to the Offer are being forwarded to you as the beneficial owner of Shares carried by us for your account or benefit but not registered in your name. Any tender of Shares may only be made by us as the Holder and pursuant to your instructions. Therefore, the Company advises beneficial owners of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such Holder promptly if they wish to tender their Shares pursuant to the Offer.

     Accordingly, we request instructions as to whether you wish for us to tender your Shares with respect to any or all of the Shares held by us for your account. Please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize us to tender your Shares, all such Shares will be tendered, unless otherwise specified below. We recommend that you read carefully the Offer to Purchase and the Letter of Transmittal and the other materials provided herewith before instructing us to tender your Shares.

     Your instructions to us should be forwarded to us sufficiently in advance of the Expiration Date to permit us to tender your Shares on your behalf and to ensure receipt by the Depositary of the Letter of Transmittal and other required documents by the Expiration Date. The Offer will expire at 12:00 midnight, New York City time, on April 29, 2003 unless extended or earlier terminated.
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     Tenders of Shares made prior to 12:00 midnight, New York City time, on the
Expiration Date may be validly withdrawn at any time until 12:00 midnight, New York City time, on the Expiration Date, or if the Company has not yet accepted the Shares, after May 28, 2003. In addition, in the event of a termination of the Offer, the Shares tendered pursuant to the Offer will be promptly returned to the tendering Holders.

     Your attention is directed to the following:

          (1) If you desire to tender any Shares pursuant to the Offer and receive the Tender Offer Consideration, we must receive your instructions in ample time to permit us to effect a tender of Shares on your behalf on or prior to 12:00 midnight, New York City time, on the Expiration Date.

          (2) Notwithstanding any other provision of the Offer, the Company's obligations to accept for purchase, and to pay the Tender Offer Consideration for the Shares validly tendered pursuant to the Offer, is subject to, and conditioned upon, the satisfaction of or, where applicable, the Company's waiver of, the following:

             - the receipt by the Company before 12:00 midnight, New York City time, on the Expiration Date of at least $240.0 million of aggregate net proceeds from the Common Stock Offering and the Notes Offering, on terms and conditions satisfactory to the Company; and

             - the General Conditions.

          (3) The Offer is being made for 4,204,947 Shares. If, at the expiration of the Offer, more than 4,204,947 Shares have been validly tendered and not withdrawn, and all other conditions are satisfied or waived, the Company will purchase 4,204,947 Shares on a pro rata basis from all tendering Holders, disregarding fractions, according to the number of Shares tendered by each Holder; provided, however, that "odd lots" (lots held by beneficial owners of less than 100 Shares) will be purchased on a priority basis.

          (4) Any transfer taxes incident to the transfer of Shares from the tendering Holder will be paid by the Company, except as otherwise provided in the Offer to Purchase and Letter of Transmittal.

     This Offer is not being made to (nor will tenders of shares be accepted from or on behalf of) holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

     Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by The Bank of New York (the "Depositary") of (a) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "DTC"), pursuant to the procedures set forth in the Offer to Purchase in the section titled "Terms of the Offer -- Procedure for Tendering Shares", (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the DTC are actually received by the Depositary.

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                                  INSTRUCTIONS

     The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer of the Company with respect to its Shares.*

     This will instruct you to tender the Shares indicated below held by you for the account or benefit of the undersigned pursuant to the terms of and conditions set forth in the Offer to Purchase, dated April 2, 2003, and the Letter of Transmittal.

Aggregate Shares of Series B Cumulative Convertible
Preferred Stock beneficially owned which are being tendered:
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* If no amount is provided above with respect to the Shares and this Instruction
  Form is signed in the space provided below, we are authorized to tender with respect to the entire amount of such Shares in which we hold an interest through DTC for your account.

                                PLEASE SIGN HERE

Signature(s)
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Name(s) (Please Print)
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Address
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Zip Code
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Area Code and Telephone No.
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Tax Identification or Social Security No.
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My Account Number with You
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Date
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